Exhibit 10.22

Premise Lease Agreement

Lessor (Party A): Zhongshan Mingyang Electric Co., Ltd.

Lessee (Party B): Guangdong Mingyang Wind Power Technology Co., Ltd.

In accordance with the regulations of Mingyang Property Management Ordinance, through fair negotiation between Party A and Party B, the following issues about plant lease are reached:

I. Party A agrees to lease to Party B the special plant – WTG assembly plant (electric power 1,000KVA 690V, 800KVA 380V, low voltage distribution cabinet (3 groups) and 71 distribution cabinets) located in Zhongshan Mingyang New Energy Equipment Tech Park. The area is about 9,939.32 square meters, and the monthly rent is RMB 73,397.86 (taxes are exempted for the beginning three years).

II. See following list for rent calculation:

Project area	Construction area	Unit price/ Month	Amount	Remark
Office	2,882.80	6.40	18,449.92	1,085.9m2 is increased in March
Office in Block A	549.90	6.40	3,519.36
Dining room	390.24	6.40	2,497.54
Main plant	3,603.00	8.00	28,824.00
Auxiliary plant	2,441.62	8.00	19,532.96
Power plant	71.76	8.00	574.08
Total	9,939.32		73,397.86

III. Before the fifth day of each month, Party B shall remit the rent of that month to the account designated by Zhongshan Mingyang Electric Co., Ltd.

IV. The lease period lasts for one year, starting from 1 March 2009 to 28 February 2010.

V. Party A’s rights and obligations

1. According to the requirements of Zhongshan Mingyang Electric Co., Ltd., Party A has the right to terminate the agreement in advance under the preconditions that Party A notifies Party B three months in advance and fully considers the influence on Party B’s production due to the termination of agreement;

2. Party A is responsible for the routine maintenance of the fixed assets like the premise. However, Party B shall repair the damage to the premise by itself caused by its own behaviors, or entrust Party A to repair it, but Party B shall pay the cost of repair.

3. Party A shall assist Party B in dealing with the relationship between relevant assets (premise and infrastructure) and surrounding entities.

4. The original creditors’ rights and liabilities with respect to Party A’ assets have nothing to do with Party B.

5. Party A shall not intervene in the normal production of Party B.

VI. Party B’s rights and obligations

1.	During the lease period, Party B shall not sublease the plant or change the structure of the premise without permission. If it is necessary to change the structure or decorate the premise, Party B shall obtain the permission from Party A.

2.	Party B shall pay the rents in time and pay the water, electricity and taxes as well as sanitary fees and administration fee for temporary residents;

3.	Party B shall guarantee the safety of Party A’s assets, and shall bear all kinds of losses arising from the procedure of production and operation.

4.	Party B shall operate its business independently with its own capitals and projects. Party B’s creditor’s rights or liabilities have nothing to do with Party A, and Party B shall bear the responsibilities for any safety accidents (such as fire and industrial injuries).

VII. The unstated issues herein can be settled through negotiation between both parties.

VIII. This agreement will become effective since 1 March 2009, and the original lease period is terminated.

IX. This agreement becomes effective after being signed and seal by Party A and Party B and is made in duplicate with each party keeping one.

Party A:	Party B:
(Seal of Zhongshan Mingyang Electric Co., Ltd.)	(Seal of Guangdong Mingyang Wind Power Technology Co., Ltd.)
Date:	Date: 29 April 2009